REALNETWORKS, INC.

Amendment No. 2 to the RealNetworks, Inc. 2000 Stock Option Plan,
as amended and restated on June 1, 2001
(effective September 19, 2016)

1.    Section 7.13 of the RealNetworks, Inc. 2000 Stock Option Plan, as amended and restated on June 1, 2001, and as further amended effective December 17, 2009, is hereby amended and restated in its entirety to read as follows:

“7.13 Notwithstanding any other provision of the stock plan to the contrary, upon approval of the company’s shareholders of this Section in connection with the Company’s 2016 Annual Meeting of Shareholders, the Committee may provide for, and the company may implement, a one-time-only option exchange offer, pursuant to which certain outstanding Options could, at the election of the person holding such Option, be tendered to the company for cancellation in exchange for the issuance of an Option, with a lower per share exercise price, that covers the same number of shares as the number of shares that were subject to the corresponding cancelled Option, provided that such one-time-only option exchange offer is commenced within 12 months following the date of such shareholder approval.”

This Amendment No. 2 was approved by the Board of Directors of RealNetworks, Inc. on July 28, 2016 and by the shareholders of RealNetworks, Inc. on September 19, 2016, and became effective on September 19, 2016.